                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      SHAREHOLDERS OF SURFACE SYSTEMS, INC.

                                       AND

                       QUIXOTE TRANSPORTATION SAFETY, INC.




                                   DATED AS OF



                                 AUGUST 30, 2001

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION...................................1

ARTICLE II PURCHASE AND SALE OF SHARES.....................................6

ARTICLE III THE CLOSING....................................................8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS.......................9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................17

ARTICLE VI COVENANTS......................................................19

ARTICLE VII CONDITIONS....................................................25

ARTICLE VIII TERMINATION..................................................26

ARTICLE IX TAX MATTERS....................................................26

ARTICLE X SPECIAL AGREEMENTS..............................................27

ARTICLE XI SURVIVAL AND INDEMNIFICATION...................................27

ARTICLE XII MISCELLANEOUS.................................................30

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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated August 30, 2001, by and between QUIXOTE TRANSPORTATION SAFETY, INC., a Delaware corporation, and THE SHAREHOLDERS OF SURFACE SYSTEMS, INC., who are listed on EXHIBIT A attached hereto and incorporated herein by this reference (collectively, the "SELLERS"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article I.

      WHEREAS, Sellers own all of the issued and outstanding Shares; and

      WHEREAS, the Board of Directors of Purchaser and the Sellers have each approved, and deem advisable and in the best interests of their respective shareholders and partners to consummate the acquisition of the Company by Purchaser, which acquisition is to be effected by the purchase of all the outstanding capital stock of the Company upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     Section 1.1. DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "Accountants" has the meaning set forth in Section 2.3(c).

     "Action" means any action, suit, proceeding, hearing or investigation of, in or before any Governmental Entity.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Agreement" or "this Agreement" means this Stock Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

     "Audits" has the meaning set forth in Section 4.26.

     "August 22, 2001 Net Asset Value" means the Net Asset Value on August 22, 2001 plus the liabilities listed on Section 2.2 of the Disclosure Schedule, the Downsizing Charges and the Retention Bonuses.

     "Balance Sheet" means the most recent consolidated balance sheet of the Company included in the Financial Statements.

     "Balance Sheet Date" means the date of the Balance Sheet.

     "Baseline Net Asset Value" means the sum of the amount of shareholders equity set forth on the Company's audited balance sheet for the fiscal year ending June 30, 2001, plus the amount of the liabilities listed on Section
2.2 of the Disclosure Schedules.

     "Business Day" means a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of Missouri are authorized or obligated to close under the laws of such state.

     "Claim Notice Period" has the meaning set forth in Section 11.4(b).

     "Closing" means the closing referred to in Section 3.1.

     "Closing Date" means the date on which the Closing occurs.

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     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Surface Systems, Inc., a Missouri corporation.

     "Company Intellectual Property" means all Intellectual Property of the Company described in the Disclosure Schedule which is all that is necessary to conduct the business of the Company as presently conducted or as currently proposed to be conducted.

     "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, prospects, financial condition or operations of the Company, taken as a whole; provided, that the effects of changes that are generally applicable to (a) the industries and markets in which the Company operates, (b) the United States economy, or (c) the United States or European securities markets shall be excluded from the determination of Company Material Adverse Effect; and PROVIDED, FURTHER, that any adverse effect on the Company resulting from the execution of this Agreement, any public announcement relating to this Agreement or the Transaction or consummation of the Transaction shall also be excluded from the determination of Company Material Adverse Effect.

     "Company Subsidiary" means each Person which is a Subsidiary of the Company.

     "Competitor" has the meaning set forth in Section 6.6(b).

     "Computer Software" means computer software programs, databases and all documentation related thereto.

     "Confidential Information" means any information concerning the Company and its business that is not generally available to the public, is not commonly known in the industry, or which is obtained from a third party that is not, in disclosing such information, violating any confidentiality obligation to which such third party may be subject.

     "Confidentiality Agreement" means that Non-Disclosure Agreement dated March 2, 1999 between Company and Quixote Corporation.

     "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

     "Deductible Amount" has the meaning set forth in Section 11.5.

     "Determination Date" has the meaning set forth in Section 2.3(c).

     "Disclosure Schedule" means the disclosure schedule of even date herewith prepared and signed by Sellers and delivered to Purchaser simultaneously with the execution hereof as amended or supplemented by Sellers pursuant to the terms hereof.

     "Downsizing Charges" means any and all costs and expenses incurred or accrued relating to the Company's reduction in work force contemplated in this Agreement.

     "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

     "Environmental Laws" means any and all legal requirements relating to the protection of the environment, including without limitation, legal requirements regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Materials, or any other activities or conditions which impact or relate to the environment, or the protection of human health from exposure to Hazardous Materials. Environmental Laws shall include, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Water Pollution Control Act, the Emergency Planning and Community Right to Know Act ("EPCRA"), the Oil Pollution Act, and the Toxic Substances Control Act ("TSCA"), various analogous state laws and local laws.

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     "Environmental Liabilities" means any and all liabilities, written claims or demands, assessments, obligations, causes of action, legal orders, damages, losses, costs, expenses, injuries, or judgments arising out of, relating to, or resulting from the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage, or Release of any Hazardous Materials, or the failure or alleged failure to comply with any Environmental Law on or before the Closing. Environmental Liabilities include any cost of investigation, remediating, removing, or disposing of any Hazardous Materials, any medical monitoring of or treatment to persons exposed or allegedly exposed to such Hazardous Materials, and other related costs or expenses, including without limitation, reasonable attorney's and consultant's fees and reasonable disbursements; provided any such cost or expense shall be both reasonable and either necessary or advisable given the totality of the circumstances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Estimated August 22, 2001 Net Asset Value" has the meaning set forth in
Section 2.3(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of EPCRA.

     "Financial Statements" means the audited consolidated balance sheets of the Company, as at June 30, in each of the fiscal years 1999, 2000 and 2001, together with consolidated statements of income, shareholders' equity and cash flows for each of the twelve-month periods then-ended.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "Hazardous Materials" means (i) oil or other petroleum products; (ii) "hazardous wastes" as defined by RCRA or any similar Environmental Law; (iii) "hazardous substances" as defined by CERCLA or any similar Environmental Law;
(iv) "hazardous materials" as defined by the federal Hazardous Materials Transportation Act or any similar Environmental Law; (v) "pollutants" as defined by the federal Clean Water Act or Clean Air Act, or any similar Environmental Law; (vi) asbestos, PCBs, and other substances regulated by TSCA or any similar Environmental Law; (vii) "hazardous chemicals" as defined by OSHA's Hazard Communication Standard or any similar Environmental Law;
(viii) radioactive materials subject to the U.S. Atomic Energy Act or any similar Environmental Law, regulation, ordinance or order; and (ix) any other pollutant, contaminant, chemical, or substance defined or regulated as hazardous or toxic by an Environmental Law.

     "Horizon" means Horizon Capital Partners I, L.P., a Wisconsin limited partnership.

     "Horizon Shareholders" means Horizon, M.E. "Bob" Nevins, John Robinson, Arthur Gephardt, George Haddix, Paul Stewart, Robert Feerick and Paul Sweeney.

     "Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property, and (f) all guarantee obligations.

     "Indemnification Cap" has the meaning set forth in Section 11.5.

     "Indemnified Party" means a Person entitled to indemnification pursuant to Article XI.

     "Indemnity Notice" has the meaning set forth in Section 11.4(b).

     "Indemnity Response Period" has the meaning set forth in Section 11.4(b).

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     "Individual Shareholders" means those individuals listed on EXHIBIT A, attached hereto and incorporated herein by this reference.

     "Initial August 22, 2001 Net Asset Value Statement" has the meaning set forth in Section 2.3(b).

     "Insurance Policy" means any insurance policy maintained by the Company or any of their respective Affiliates, other than any State Workers' Compensation Policy, the premiums of which are paid directly by the Company.

     "Intellectual Property" means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

     "Knowledge" means actual (and not constructive or imputed) knowledge after reasonable inquiry.

     "Knowledge of Sellers" means the actual (and not constructive or imputed) knowledge after a reasonable inquiry of the following individuals:
Lester T. Yoshida and George L. Reed.

     "Lawsuit" has the meaning set forth in Section 11.9.

     "Lease" means each lease pursuant to which the Company leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum).

     "Licenses" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Computer Software or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

     "Losses" means any and all damages, awards, fines, costs, fees, penalties, deficiencies, losses, amounts paid or incurred in defense and/or settlement and related expenses, including, without limitation, interest, court and other legal proceeding costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment.

     "Material" or "material" means with respect to any asset, liability or other matter, or group or series of related assets, liabilities, or other matters, $50,000 without regard to tax costs or benefits.

     "Net Asset Value" means the sum of the amount of shareholders equity of the Company as of a particular date, plus the amount of liabilities listed on
Section 2.2 of the Disclosure Schedule.

     "Non-Compete Parties" has the meaning set forth in Section 6.6.

     "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Plan" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the

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benefit of any director, employee or former employee of the Company or any
Company Subsidiary, including any similar plans or arrangements of any Affiliated Company.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Purchaser" means Quixote Transportation Safety, Inc., a Delaware corporation.

     "Real Property" means all real property that is owned or used by the Company or that is reflected as an asset of the Company on the Balance Sheet.

     "Release" shall mean any and all releasing, spilling, leaking, pumping, pouring, emitting emptying, discharging, injecting, escaping, leaching, disposing, dumping, and any other means by which any Hazardous Materials are introduced into or travel through the environment.

     "Retained Employee" means each person who was an active or inactive employee (including any such employee who is on any leave of absence, whether paid or unpaid, including short or long term disability leave or workers' compensation leave) of the Company immediately prior to the Closing Date.

     "Retention Bonuses" has the meaning set forth in Section 7.3(c).

     "Securities Act" means the Securities Act of 1933, as amended.

     "SEC" means the United States Securities and Exchange Commission.

     "Sellers" shall have the meaning given to it in the first paragraph hereof.

     "Sellers' Representative" shall mean Lester T. Yoshida, George F. Haddix and Robert M. Feerick.

     "Severally" shall mean with respect to any claim against a Seller under this Agreement that each Seller's liability hereunder shall be limited to the individual claim against such Seller subject to any applicable limitations set forth in Article XI of this Agreement, and that such Seller shall not be liable or obligated for any claims against, or any liabilities or obligations of, any other Sellers under this Agreement.

     "Shares" means all of the issued and outstanding stock of the Company.

     "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

     "Taxes" means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 11.4(a).

     "Third Party Claim Notice" has the meaning set forth in Section 11.4(a).

     "Third Party Claim Notice Period" has the meaning set forth in Section 11.4(a).

     "Third Party Claim Response Period" has the meaning set forth in Section 11.4(a).

     "Title IV Plan" means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

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     "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

     "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information.

     "Transaction" means the transaction provided for or contemplated by this Agreement.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act.

     "Warrant" means that certain Series A Warrant issued by the Company in favor of Horizon dated August 19, 1992.

     "Weather Forecasting Business" means that portion of the Company's business which uses the Company's meteorologists or systems to forecast future weather events, including, without limitation, all sales, marketing, administrative, financial and operational aspects of such business.

     Interpretation.

                  (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

     Section 2.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser all of the issued and outstanding Shares and the Warrant, free and clear of all Encumbrances, and Purchaser shall purchase, acquire and accept the Shares and the Warrant from Sellers.

     Section 2.2 PURCHASE PRICE

     Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares and the Warrant, Purchaser shall

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pay an aggregate purchase price of Eleven Million Eight Hundred Fifty
Thousand Dollars ($11,850,000) ("PURCHASE PRICE") as follows:

                  (a) PAYMENT OF OBLIGATIONS. An amount sufficient to satisfy in full the obligations set forth on Section 2.2 of the Disclosure Schedule shall be sent by Purchaser via wire transfer to the holders of such obligations pursuant to properly executed payoff letters and conditioned upon the release of all liens and encumbrances securing such obligations; provided, however, (i) Sellers shall only be obligated to satisfy one half of the Company's outstanding obligations to Jerry Waldman, and Purchaser shall cause the Company to pay the other one half of the Company's obligation to Jerry Waldman on or after the Closing Date, and (ii) Purchaser shall cause any additional obligations incurred by Company in the ordinary course of business to the Persons set forth on Section 2.2 of the Disclosure Schedule for the period from August 23, 2001 through August 31, 2001 ("Interim Period") to be paid in full on the Closing Date. Sellers and Purchaser agree any Company obligations or liabilities arising during the Interim Period in the ordinary course of business shall be deemed Purchaser's obligations and shall not reduce the Purchase Price.

                  (b) CASH TO ESCROW AGENT. At the Closing, Purchaser shall deliver to Meridian Bank ("Escrow Agent") One Million One Hundred Eighty Five Thousand Dollars ($1,185,000).

                  (c) CASH TO SELLERS' REPRESENTATIVES. At the Closing, Purchaser shall deliver to the Sellers' Representatives that portion of the Purchase Price not paid pursuant to Sections 2.2(a) and 2.2(b) hereof.

                  The portion of the Purchase Price held by the Escrow Agent and Sellers' Representatives shall be allocated among the Sellers, subject to any indemnification claims made pursuant to this Agreement, as set forth on
Exhibit 2.2 attached hereto and made a part hereof and distributed to the Sellers as provided in that certain Agreement among Shareholders of even date herewith.

                  The Purchase Price paid at Closing shall be increased or decreased to the extent that the Estimated August 22, 2001 Net Asset Value is more or less than the Baseline Net Asset Value. Such increase or decrease shall be allocated among the Sellers as set forth on Exhibit 2.2 hereto.

     Section 2.3  NET ASSET VALUE ADJUSTMENT.

                  (a) Sellers have provided Purchaser with a certificate prepared in good faith of Sellers' estimate of the Net Asset Value of the Company as of August 22, 2001, which amount shall have added to it the amount of the liabilities listed on Section 2.2 of the Disclosure Schedule, the Downsizing Charges and the Retention Bonuses (the "ESTIMATED AUGUST 22, 2001 NET ASSET VALUE").

                  (b) For the purpose of calculating the August 22, 2001 Net Asset Value, Sellers and Purchaser shall conduct a joint physical inventory as of the close of business on August 22, 2001 of the Company's raw materials, work in process and finished goods at the lower of cost or market value consistent with the Company's past accounting practices, and Sellers shall perform the remaining calculations necessary to determine the Net Asset Value as of the close of business on August 22, 2001. As soon as practical following the Closing Date, and in any event within thirty (30) days thereof, Sellers shall prepare and deliver to Purchaser a schedule showing Sellers' calculation of the Net Asset Value as of August 22, 2001 (the "INITIAL AUGUST 22, 2001 NET ASSET VALUE STATEMENT").

                  (c) Sellers shall provide the Purchaser and its representatives with full access to the work papers of Sellers used to calculate the Initial August 22, 2001 Net Asset Value Statement. If Purchaser shall disagree with the Initial August 22, 2001 Net Asset Value Statement, Purchaser shall notify Sellers' Representative of such disagreement, setting forth in detail the particulars of such disagreement within fifteen (15) days after its receipt of the Initial August 22, 2001 Net Asset Value Statement. In the event of any such notice of disagreement, the Purchaser and Sellers Representative shall use their reasonable efforts for a period of thirty (30) days to resolve any disagreements with respect to the calculation of the August 22, 2001 Net Asset Value (as defined below). If at the end of such period, they are unable to resolve any disagreements, Sellers' Representative and Purchaser hereby agree and elect to utilize the services of the accounting firm of Deloitte & Touche (the "ACCOUNTANTS") to resolve such disagreements. The Accountant shall resolve as promptly as practicable any such disagreements acting as experts and not as arbitrators. The

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determination of the Accountants shall (in the absence of manifest error) be final, binding and conclusive on the parties. Sellers and Purchaser shall share equally the fees and expenses incurred by the Accountants in resolving such disagreements. The date of the final resolution of the Net Asset Value as of August 22, 2001 shall be referred to as the "DETERMINATION DATE". The Purchase Price shall be adjusted as follows:

                  (i) PAYMENT BY SELLERS. If the August 22, 2001 Net Asset Value is less than the Estimated August 22, 2001 Net Asset Value, Sellers shall within five Business Days after the Determination Date pay to the Purchaser by wire transfer an amount equal to the Estimated August 22, 2001 Net Asset Value minus the August 22, 2001 Net Asset Value.

                  (ii) PAYMENT BY PURCHASER. If the August 22, 2001 Net Asset Value is greater than the Estimated August 22, 2001 Net Asset Value, Purchaser shall within five Business Days after the Determination Date pay to Sellers by wire transfer an amount equal to the August 22, 2001 Net Asset Value minus the Estimated August 22, 2001 Net Asset Value.

                  (iii) UNDISPUTED AMOUNTS. If pursuant to Section 2.3(c) above, there is a dispute as to the final determination of the August 22, 2001 Net Asset Value, Sellers or Purchaser shall promptly cause to be paid to the other, as appropriate, by wire transfer such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.3(c).

                  (iv) INTEREST. Any adjustments in the Purchase Price hereunder shall bear interest from the Closing Date at the rate of seven percent (7%) per annum based on a year consisting of 365 days.

     Section 2.4 SALE OF WEATHER FORECASTING BUSINESS. If prior to the first anniversary of the Closing Date, Purchaser sells the assets of Company's Weather Forecasting Business, or Company is engaged in a merger, recapitalization or other transaction that results in a change in control of Company's Weather Forecasting Business, and the net amount received from the transaction after payment of all transaction related expenses (including legal, accounting and investment banking fees) is in excess of $3,000,000 then Purchaser shall pay to Sellers' Representatives fifty percent (50%) of the net proceeds in excess of Three Million Dollars ($3,000,000).

                                   ARTICLE III
                                   THE CLOSING

     Section 3.1 THE CLOSING. The sale and transfer of the Shares by Sellers to Purchaser shall take place at the offices of Armstrong Teasdale LLP, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102 at 10:00 a.m., local time, two Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VII, unless another date or place is agreed to in writing by each of the parties hereto. The parties hereto agree that the Closing of the transactions contemplated herein shall be deemed effective as of the close of business on August 31, 2001.

     Section 3.2 DELIVERIES BY SELLERS. At the Closing, the Sellers shall deliver to Purchaser:

                  (a) Certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Sellers respectively, and otherwise sufficient to vest in Purchaser good title to such Shares;

                  (b) Resignations of each director of the Company;

                  (c) Executed copies of the consents referred to in Section 7.1(b); and

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                  (d) A certification of non-foreign status for Sellers in
the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder.

     Section 3.3 DELIVERIES BY PURCHASER. Simultaneously with the Closing, Purchaser shall transfer the Purchase Price for the Shares to Sellers and to such third parties as designated by Sellers prior to the Closing by wire transfer in immediately available funds.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as set forth in the Disclosure Schedule prepared and signed by Sellers and delivered to Purchaser simultaneously with the execution hereof or as disclosed in, or as readily inferable from, the Financial Statements, Sellers Severally (as limited by Section 11.5 hereof) represent and warrant to Purchaser that all of the statements contained in this Article IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) and as of the Closing Date. For purposes of the representations and warranties of Sellers contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Sellers calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     Section 4.1 ORGANIZATION OF HORIZON. Horizon is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Sellers' ability to consummate the Transaction.

     Section 4.2 POWER OF INDIVIDUAL SHAREHOLDERS. Each of the Individual Shareholders has full capacity, right, power and authority to execute and deliver this Agreement and the other agreements, documents and instruments necessary to consummate the Transaction and perform their obligations in connection with the Transaction.

     Section 4.3 AUTHORIZATION. Horizon has the requisite power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations in connection with the Transaction. The execution, delivery and performance by Horizon of this Agreement and the consummation of the Transaction have been duly authorized by Horizon's general partner, and no other action on the part of Horizon or any Affiliate of Horizon is necessary to authorize the execution and delivery by Horizon of this Agreement or the consummation of the Transaction.

     Section 4.4 EXECUTION; VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Sellers, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and
(b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

     Section 4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 4.5 of the Disclosure Schedule and for the filings, permits, authorizations, consents and approvals as may be required

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under, and other applicable requirements of, the Securities Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Sellers, the consummation by Sellers of the Transaction or compliance by Sellers with any of the provisions hereof will:

                  (a) conflict with or result in any breach of any provision of the Articles of Incorporation of Company or the Certificate of Limited Partnership of Horizon,

                  (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity,

                  (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or Sellers are a party or by which Sellers, Company or any of their respective properties or assets may be bound, or

                  (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or Company or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which

                           (i) would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on Sellers' ability to consummate the Transaction, or

                           (ii) would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

     Section 4.6 OWNERSHIP AND POSSESSION OF SHARES. The record and beneficial owner of all issued and outstanding Shares is set forth in Section
4.6 of the Disclosure Schedule and Sellers either own or have the right to sell all of such Shares pursuant to the terms of this Agreement. The certificates representing such Shares are free and clear of all Encumbrances whatsoever.

     Section 4.7 GOOD TITLE CONVEYED. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and/or delivered by Sellers to Purchaser at the Closing will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and will vest in Purchaser good title to all the Shares, free and clear of all Encumbrances.

     Section 4.8 CAPITALIZATION. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.025 par value, and 120,000 shares of Series A Convertible Preferred Stock, par value $1.00. As of the date hereof:

                  (a) 456,900 shares of such Class A Common Stock and 71,517 shares of such Preferred Stock are outstanding,

                  (b) no such common stock or preferred stock is owned by any Person other than Sellers as shown in Section 4.6 of the Disclosure Schedule, and

                  (c) except for 2,108,100 common shares held as treasury stock, no such common stock or preferred stock is issued and held in the treasury of the Company. All the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and as set forth in Section 4.8 of the Disclosure Schedule, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued or outstanding; and (y) except as set forth in Section 4.8 of the Disclosure Schedule, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the Company.

     Section 4.9 ORGANIZATION OF COMPANY; QUALIFICATION OF COMPANY. The
Company:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri;

                  (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and

                  (c) as set forth on Schedule 4.9 attached hereto and made a part hereof, is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required or, if the Company is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without a Company Material Adverse Effect. The Company has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws of the Company as presently in effect.

     Section 4.10 SUBSIDIARIES AND AFFILIATED COMPANIES. Section 4.10 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized capital stock of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, with the Company having the right to deliver and sell the same pursuant to this Agreement, and all such stock of the Company Subsidiaries is free and clear of all Encumbrances, and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Company Subsidiary:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and

                  (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required or, if a Company Subsidiary is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without a Company Material Adverse Effect.

     Section 4.11 FINANCIAL STATEMENTS. True and complete copies of the Financial Statements are included in Section 4.11 of the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Company, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Company, as of the times and for the periods referred to therein.

     Section 4.12 POWERS OF ATTORNEY. There are no outstanding Powers of Attorney executed on behalf of the Company.

     Section 4.13 NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations incurred in the ordinary course of business, since the Balance Sheet Date, the Company has not incurred any liabilities or obligations material to the Company, taken as a whole, contingent or otherwise, that would be required to be disclosed, reflected or reserved against in a consolidated balance sheet of the Company (including the related notes thereto, where appropriate) prepared in accordance with GAAP.

     Section 4.14 ABSENCE OF CERTAIN CHANGES.  Except as:

                  (a) disclosed in the Financial Statements or

                  (b) expressly required by this Agreement, since the Balance Sheet Date:

                           (i) no event that would result in a Company Material Adverse Effect has occurred, and

                           (ii) the Company has not taken any action that, if taken after the date hereof, would constitute a violation of Sections 6.1(a) through (l).

     Section 4.15 ASSETS; PROPERTIES; ENCUMBRANCES. Except for property and assets sold since the Balance Sheet Date in the ordinary course of business and as set forth on Section 4.15 of the Disclosure Schedules, the Company has good title to all the properties and assets reflected on the Balance Sheet, free and clear of all Encumbrances not disclosed on the Balance Sheet or set forth in Section 4.15 of the Disclosure Schedule. All of the property and assets on the Balance Sheet are in good working condition (except for ordinary wear and tear) and constitute all of the properties and assets necessary to conduct the Company's business as it is conducted on the date hereof. Except as set forth on Section 4.15 of the Disclosure Schedule, all of the Company's properties and assets are located in St. Louis County, Missouri, Buffalo, Albany and Rochester, New York in connection with the contract with the New York Department of Transportation, and on Company owned vans throughout the United States.

     Section 4.16 REAL PROPERTY. The Company owns no real property directly or indirectly.

     Section 4.17 LEASES. A true and complete copy of each Lease has heretofore been delivered to Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There is no existing default by the Company under any of the Leases which constitutes a Company Material Adverse Effect.

     Section 4.18 Contracts and Commitments.

                  (a) Section 4.18 of the Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of every contract, agreement, loan, lease, license, guarantee, understanding or commitment that
(i) provides for aggregate future payments during the next two years by the Company, or to the Company, of more than Fifty Thousand Dollars ($50,000.00) and has an unexpired term exceeding one year (including purchase orders, invoices and leasing transactions entered into or incurred in the ordinary course of business); (ii) was entered into by the Company with a stockholder, officer, director or significant employee of the Company or the Sellers or any of their Affiliates; (iii) is a collective bargaining or similar agreement; (iv) involves an agreement with any bank, finance company, venture capital firm or similar organization for Indebtedness of the Company; (v) materially restricts the Company from engaging in any business or activity anywhere in the world; (vi) is an employment agreement, consulting agreement or similar arrangement; or (vii) concerns a joint venture or a partnership.

                  (b) As of the date hereof, (i) there is not and, to the Knowledge of Sellers, there has not been claimed or alleged by any Person, with respect to any contract listed in Section 4.18 of the Disclosure Schedule any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company, or to the Knowledge of Sellers, on the part of any other party thereto, except such defaults, events of default and other events that would not result in a Company Material Adverse Effect, (ii) each contract listed in
Section 4.18 of the Disclosure Schedule is, and after giving effect to the Closing hereunder and the consummation of the Transactions will be, enforceable by the Company, against each Person (other than the Company) which is a party thereto, except: (x) as otherwise required by the terms of this Agreement, (y) for such failures to be so enforceable as do not and would not have a Company Material Adverse Effect, and (z) as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity), and no party to any such contract has repudiated any provision of such contract; and (iii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the contracts listed in Section 4.18 of the Disclosure Schedule, other than (A) such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers or notices the failure of which to have or give would not have a Company Material Adverse Effect.

     Section 4.19 CUSTOMERS AND SUPPLIERS. Except as listed on Section 4.19 of the Disclosure Schedule, since the Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company with any customer who accounted for more than 10% of the Company's sales (on a consolidated basis) during the year ended June 30, 2001, and for the period since the Balance Sheet Date, or any supplier from whom the Company purchased more than 10% of the goods or services (on a consolidated basis) which it purchased during the same periods. To the Knowledge of Sellers, the Company has no arrangements or contracts with customers or suppliers that individually or in the aggregate have, or could have in the future, a material adverse effect on the Company's operating profit. To the Knowledge of Sellers, there is no reason to believe consummation of this Transaction has resulted or will result in a Company Material Adverse Effect. Section 4.19 of the Disclosure Schedule shall also set forth the ten largest customers and suppliers of Company as of June 30, 2001.

     Section 4.20 INSURANCE. Section 4.20 of the Disclosure Schedule sets forth a true and complete list and description of all Insurance Policies in effect as of the date hereof, providing coverage with respect to the business or assets of the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, each of such policies has been issued to the Company. Each of such policies is valid and binding and in full force and effect in all material respects, all premiums due thereunder have been paid when due (except for any failures to pay any such premiums that, individually or in the aggregate, would not have a Company Material Adverse Effect), and neither the Sellers nor the Company has received any notice of cancellation or termination in respect of any such policy.

     Section 4.21 CASUALTIES. Since the Balance Sheet Date, the Company has not been affected as a result of flood, fire or explosion which constitutes a Company Material Adverse Effect.

     Section 4.22 LITIGATION. Except as set forth in Section 4.22 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or, to the Knowledge of Sellers, threatened against or involving the Company that is expected to have a Company Material Adverse Effect or that questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Transaction.

     Section 4.23 ENVIRONMENT, HEALTH, AND SAFETY. Except as set forth on
Section 4.23 of the Disclosure Schedule:

                  (a) The Company has complied in all material respects, and is currently in compliance, with all Environmental Laws, no Action has been filed or commenced against the Company alleging any failure so to comply, and Sellers know of no conditions or circumstances which might reasonably cause an allegation that they have failed to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

                  (b) The Company has no material Environmental Liabilities, and there are no conditions or circumstances which might reasonably result in any material Environmental Liabilities; (and there is no basis related to the past or present operations, properties, or facilities of any of the Company, its predecessors and Affiliates for any present or future Action against the Company giving rise to any material Environmental Liabilities), including any material Environmental Liabilities with respect to: (x) noncompliance with any applicable Environmental Laws, or (y) the presence or Release or threatened Release of any Hazardous Materials, or (z) personal injury, wrongful death, or other tortious conduct relating specifically to any Hazardous Materials used, manufactured, sold, or disposed of by or on behalf of the Company.

                  (c) To the Knowledge of Sellers, all properties and equipment used in the business of the Company and its predecessors and Affiliates have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (d) All product labeling of the Company has been in material conformity with applicable laws (including rules and regulations thereunder), with respect to the Company's business.

     Section 4.24 COMPLIANCE WITH LAWS. To the Knowledge of Sellers, the Company has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that apply to the business, properties or assets of the Company.

     Section 4.25 EMPLOYEE BENEFIT PLANS.

                  (a) Section 4.25 of the Disclosure Schedule contains a true and complete list of all Plans of the Company. The Company has heretofore made available to Purchaser a true and complete copy of each written Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.

                  (b) There does not currently exist and has never existed any employee pension benefit plan as such term is defined in Section 3(2) of ERISA, ever subject to Section 302 of ERISA, and maintained by Company or any ERISA Affiliate at any time, or to which the Company or any ERISA Affiliate was obligated to make any contribution.

                  (c) There is no pending or, to the Knowledge of Sellers, threatened claim in respect of any of the Plans, other than claims for benefits in the ordinary course of business.

                  (d) With respect to each Plan: (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate; (ii) the PBGC has not instituted proceedings to terminate any Plan and no condition exists that presents a material risk that such proceedings will be instituted; (iii) each Plan which is intended to qualify under
Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified; (iv) each Plan that provides health, medical or dental benefits, including drug reimbursement or vision benefits, or provides short or long term disability benefits, death benefits, accidental death or dismemberment benefits or other similar benefits, does so on a fully insured basis; (v) each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA, and the Code; and (vi) neither the Company nor any ERISA Affiliate, nor to the Knowledge of Sellers, other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of
Section 3(14) of ERISA) has taken any action with respect to any Plan which could subject such plan (or its related trust) or the Company, or any ERISA Affiliate or any officer, director or employee of the Company, or any ERISA Affiliate or any related trust, to penalty or tax under Section 502(l) or
Section 502(I) of ERISA or Section 4975 of the Code.

                  (e) Neither the Company nor any ERISA Affiliate has any contingent liability, whether direct or indirect, contingent or otherwise, under Sections 4063, 4064, 4069, 4204, or 4212(c) or ERISA.

                  (f) The Company has complied in all respects with the health care continuation requirements of Part 6 of Title I of ERISA and with applicable state law.

                  (g) The Company and each ERISA Affiliate are in compliance with the requirements of the Occupational Health and Safety Act ("OHSA") and has no liabilities pursuant to OHSA, and no inspections or audits have been conducted within the six-month period ending on the Closing Date.

                  (h) Neither the Company nor each ERISA Affiliate has any self-insured Plans.

                  (i) Except as disclosed at Section 4.25 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any stock option, stock bonus or other plan based on the equity of the Company.

                  (j) Neither the Company nor any ERISA Affiliate maintains any Plan, practice or policy or has made any oral commitment to provide an employee benefit the cost for which is not reflected on the Financial Statements.

                  (k) Each Plan that is subject to laws other than United States laws has been operated and administered in all material respects in accordance with such applicable laws and is in compliance with all applicable laws of the United States.

     Section 4.26 TAX MATTERS.

                  (a) The Company has filed (or has had filed on its behalf) or will file or cause to be filed, all Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be prepared in accordance with applicable law.

                  (b) The Company has paid (or has had paid on its behalf) all Taxes due with respect to any period ending prior to or as of the Closing Date other than Taxes for which there is an accrual on the Balance Sheet.

                  (c) There are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due.

                  (d) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as "Audits") or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company. The Company does not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Company, to Sellers' Knowledge, claimed or raised by any Governmental Authority.

                  (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

                  (f) Company has no liability for Taxes of any other Person or entity, has no Tax liability as a successor or transferee, and has no Tax liability for Taxes of any person (other than the Company) pursuant to
Section 1.1502-6 of the Treasury Regulations or similar provisions of state, local or foreign Tax laws.

                  (g) Company has no liability pursuant to any written agreement to share, allocate or reimburse Taxes or Tax benefits.

     Section 4.27 INTELLECTUAL PROPERTY. The Company owns, or is licensed to use or otherwise possesses legally enforceable rights in, the Company Intellectual Property all of which is described in Section 4.27 of the Disclosure Schedules. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property that are reasonably likely to have a Company Material Adverse Effect. To the Knowledge of Sellers, the conduct of the business of the Company and the Company Intellectual Property do not infringe any Intellectual Property rights of any Person. The Company has not received any notice from any other Person pertaining to or challenging the right of the Company to use any of the Company Intellectual Property, or to make, use, offer, or sell any present or planned product or service of the Company.

     Section 4.28 LABOR MATTERS.

                  (a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Sellers, threatened against the Company.

                  (b) Except as set forth in Section 4.28 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of the Company.

                  (c) Except as set forth in Section 4.28 of the Disclosure Schedule, no labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company.

                  (d) The Company has not experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

                  (e) There is no unfair labor practice charge or complaint against the Company pending or threatened before the National Labor Relations Board.

                  (f) Since the enactment of the WARN Act, the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, and there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company.

     Section 4.29 BANK ACCOUNTS. Section 4.29 of the Disclosure Schedule sets forth:

                  (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature, and

                  (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     Section 4.30 BROKERS OR FINDERS. Neither Sellers nor the Company has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finder's fee or any other commission or similar fee in connection with the Transaction except for ABN Ambro Incorporated whose fees and expenses will be paid by the Sellers in accordance with Sellers' agreement with such firm.

     Section 4.31 RECEIVABLES, INVENTORY AND PAYABLES. All accounts receivable, inventory and accounts payable of the Company have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice, and no items of inventory are held by the Company on behalf of third parties or consignment from third parties, respectively.

     Section 4.32 PRODUCT WARRANTY; PRODUCT LIABILITY; PRODUCT SAFETY.

                  (a) Each product manufactured, sold, leased, or delivered by the Company has, to the Knowledge of Sellers, been in conformity with all contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the contractual conditions of sale.

                  (b) Except for the Lawsuit, the Company has no liability (and, to the Knowledge of Sellers, there is no basis for any present or future action, against it giving rise to any liability) arising out of any death or injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

                  (c) The Company has not been required to file any notification or other report with or provide information to any product safety agency, commission, board or other Governmental Entity of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by the Company. Each product manufactured, distributed or sold by the Company complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

                  (d) The Company has not made any misrepresentation or furnished any information containing any material omission to any product safety testing laboratory or similar organization. The Company has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Company and which is legally required to be approved by any independent or government-sponsored testing laboratory, industry trade association or similar body, agency or association.

     Section 4.33 CERTAIN BUSINESS RELATIONSHIPS. Except as set forth on
Section 4.33 of the Disclosure Schedule, the Company has not been involved in any business arrangement or relationship with the Sellers and their Affiliates within the past twelve (12) months, and no Affiliate of Sellers owns any asset, tangible or intangible, which is used in the Company's business. No officer, director, employee or agent of the Company or its Affiliates, acting for or on behalf of the Company, has directly or indirectly, made any payment, kickback, bribe, gift rebate, payoff or other payment to obtain (or pay for) favorable treatment in securing business, to obtain (or pay for) special concessions, or in violation of any legal requirements, or has established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     Section 4.34. BOOKS AND RECORDS. Except for payroll services and records provided and maintained with ADP and routine archival data storage, none of the records, systems, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic mechanical or photographic process, computerized or not) which are not under the exclusive ownership and direct control of the Company.

     Section 4.35 DISCLOSURE. Neither this Agreement (including the representations and warranties set forth herein, and the Disclosure Schedule) nor the Financial Statements, nor any other document, certificate, financial statement or other instrument required to be furnished to Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact relating to the Company, Sellers or their respective Affiliates. This Agreement (including without limitation these representations and warranties and the Disclosure Schedule) and the Financial Statements do not omit to state a material fact necessary in order to make the statement so contained herein or therein not misleading.

     Section 4.36 NO OTHER REPRESENTATIONS. Except for the representations and warranties expressly contained in this Article IV, neither the Sellers nor any other person or entity acting on behalf of the Sellers make any representation or warranty, express or implied.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrant to Sellers that:

     Section 5.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transaction.

     Section 5.2 AUTHORIZATION; VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transaction. No vote of, or consent by, the holders of any class or series of stock or other equity issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transaction. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Sellers, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and
(b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

     Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state and foreign securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transaction or compliance by Purchaser with any of the provisions hereof will:

                  (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser,

                  (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,

                  (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or

                  (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and
(d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transaction.

     Section 5.4 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

                  (a) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities laws, except pursuant to an exemption from such registration under such act and such laws.

                  (b) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

     Section 5.5 AVAILABILITY OF FUNDS. Purchaser currently has access to sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price for the Shares pursuant to Article II and to pay any other amounts payable pursuant to this Agreement and to effect the Transaction.

     Section 5.6 LITIGATION. There is no claim, action, suit, proceeding or, governmental investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to complete the Closing in all respects.

     Section 5.7 INVESTIGATION BY PURCHASER; SELLERS LIABILITY. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser's representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose. In entering into this

Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or any of Sellers' representatives (except the specific representations and warranties of Sellers set forth in Article IV of this Agreement and schedules thereto), and Purchaser:

                  (a) acknowledges that none of the Sellers, the Company nor any of their respective directors, officers, shareholders, employees, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in the descriptive memorandum relating to the Company provided to the Purchaser, in materials furnished in Sellers' data room, in presentations by the Company's management or otherwise) provided or made available to the Purchaser or their respective directors, officers, employees, controlling persons, agents or representatives upon which Sellers are liable; and

                  (b) agrees, to the fullest extent permitted by law, excepting fraud, that none of the Sellers, the Company nor any of their respective directors, officers, employees, shareholders, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, controlling persons, agents or representatives on any basis (including in contract or tort, under federal, state or foreign securities laws or otherwise) based upon any information provided or made available, or statements made (including in the descriptive memorandum relating to the Company provided to the Purchaser, in materials furnished in Sellers' data room, in presentations by the Company 's management or otherwise), to Purchaser or its directors, officers, employees, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of Sellers set forth in this Agreement, except that the foregoing limitations shall not apply to Sellers insofar as Sellers make the specific representations and warranties set forth in Article IV of this Agreement.

     Section 5.8 BROKERS OR FINDERS. Neither Purchaser nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction.

                                   ARTICLE VI
                                    COVENANTS

     Section 6.1 INTERIM OPERATIONS OF THE COMPANY. Except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule, and
(iii) as may be consented to in writing by Purchaser (such consent not to be unreasonably withheld or conditioned), Sellers shall assure that, after August 22, 2001, and prior to the Closing Date:

                  (a) the business of the Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course;

                  (b) the Company shall not: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock, (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, or (vi) make or authorize any capital expenditure in excess of $50,000 in any monthly period ended on the monthly anniversary of the date hereof;

                  (c) the Company shall not: (i) incur or assume any long-term debt, (ii) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice, or (iii) assume or guarantee the obligations of any other Person, except in the ordinary course of business;

                  (d) the Company shall not make any change in the compensation payable or to become payable to any of its employees (other than normal recurring increases in the ordinary course of business or pursuant to any Plan existing on the date hereof);

                  (e) the Company shall not voluntarily permit any Insurance Policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated prior to the Closing Date without notice to Purchaser, except policies providing coverage for losses not in excess of $500,000 which are replaced without diminution of or gaps in coverage;

                  (f) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

                  (g) the Company shall not change in any material respect any of the accounting methods used by it unless required by GAAP, as applicable;

                  (h) the Company shall not take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would make any representation or warranty of Sellers contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Purchaser or Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

                  (i) the Company shall not sell, lease, transfer, or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                  (j) the Company shall not accelerate, terminate, modify or cancel any contractual obligation (or series of related contractual obligations);

                  (k) the Company shall not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; and

                  (l) the Company shall not enter into any agreement, contract, commitment or arrangement to do any of the things described in Subsections (a) through (k) above.

     Section 6.2 ACCESS; CONFIDENTIALITY.

                  (a) Sellers shall cause the Company prior to the Closing to:

                           (i)      give Purchaser and its authorized
                                    representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company,

                           (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request, and

                           (iii) cause the officers of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Purchaser may from time to time reasonably request; provided that any such access shall be conducted at Purchaser's expense, at a reasonable time, under the supervision of the Sellers' or Company's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the business of Sellers or the Company.

                  (b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect. The information contained herein, in the Disclosure Schedule or delivered to Purchaser or its authorized representatives pursuant hereto shall be deemed to be Confidential Information (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. Except as otherwise provided in
Section 6.4, Purchaser shall cause its consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law and then subject to the provisions of the Confidentiality Agreement).

     Section 6.3 EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Sellers shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the Transaction as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Transaction and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the Sellers or the Company to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested.

                  (b) In addition to and without limiting the agreements of the parties contained above, Purchaser and Sellers shall:

                           (i) take promptly all actions necessary to make the filings required of them or any of their respective Affiliates under any law,

                           (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company, Purchaser, Sellers or any of their respective Affiliates from any state attorney general or other Governmental Entity in connection with antitrust matters,

                           (iii) cooperate with each other in connection with resolving any investigation or other inquiry concerning the Transaction commenced by any state attorney general or any other Governmental Entity,

                           (iv) use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transaction under any antitrust law, and

                           (v) advise the other parties promptly of any material communication received by such party from any state attorney general or any other Governmental Entity regarding the Transaction, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Entity in connection with the Transaction.


     Section 6.4 PUBLICITY. Neither the Sellers, the Company, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transaction without prior consultation with Sellers and Purchaser, except as may be required by law or by any listing agreement with a national securities exchange or trading market and then only after Sellers have been afforded a reasonable opportunity to review and comment on the same.

     Section 6.5 EMPLOYEES; EMPLOYEE BENEFITS.

                  (a) For a period of not less than one year following the Closing, Purchaser shall cause the Company to maintain plans for the benefit of the employees of the Company which provide benefits that are substantially similar in the aggregate to the benefits provided under the Company's Plans as of the Closing.

                  (b) With respect to each employee benefit plan, practice or policy of Purchaser or any of its Affiliates, Purchaser will use its best efforts to cause: (i) each Retained Employee to be given credit under such plan for vesting and for all other purposes for which such service is either taken into account or recognized the same as if service with the Company were service with the Purchaser; and (ii) Retained Employees to be given full credit for amounts paid under any Plan during the same calendar year in which they commence participation in a comparable employee benefit plan of Purchaser for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan of Purchaser. Retained Employees shall not have to satisfy any waiting periods, evidence of insurability or pre-existing condition limitations with respect to any health, life or dental benefits, except to the extent employees of Purchaser and its Affiliates subsequent to the date hereof are also subject to such requirements or limitations.

                  (c) If any Retained Employee is discharged by the Company as of or after the Closing, then Purchaser shall be responsible for any and all severance costs for such Retained Employee, including all payments owing under any Plan. Purchaser shall be responsible and assume all liability for all notices or payments due to any Retained Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company after the Closing, including the WARN Act, section 4980B of the Code and any rules or regulations as have been issued in connection with the foregoing.

                  (d) From and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless Sellers and their Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of:

                           (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued but unpaid as of the Closing,

                           (ii)     post-Closing bonuses due to any Retained
                                    Employee,

                           (iii) the liabilities assumed by Purchaser under this Section 6.5 or any failure by Purchaser to comply with the provisions of this
                                    Section 6.5,

                           (iv) for any events occurring post Closing with respect to any Plan,

                           (v) the completion of the termination of those Plans listed on the Disclosure Schedule and identified as Plans in the process of being terminated, and

                           (vi) any claims of, or damages or penalties sought by, any Retained Employee, or any Governmental Entity on behalf of or concerning any Retained Employee, with respect to any act or failure to act by Purchaser to the extent arising from the employment, discharge, layoff or termination of any Retained Employee.

                  (e) Effective as of the Closing, Purchaser shall:

                           (i) assume liability for all active workers' compensation cases attributable to Retained Employees as of the Closing;

                           (ii) provide Retained Employees with coverage for all workers' compensation benefits, and

                           (iii) from and after the Closing be responsible for all workers' compensation claims filed by Retained Employees regardless of whether the underlying event for such claims occurred prior to the Closing.

     SECTION 6.6. CONFIDENTIALITY; COVENANT NOT TO COMPETE.

                  (a) Lester T. Yoshida, George L. Reed, Dwayne M. Collett and the Horizon Shareholders (together "NON-COMPETE PARTIES") shall, and shall cause their respective Affiliates to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which is in their possession. In the event that any of the Non-Compete Parties are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then any of the Non-Compete Parties will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder any of the Non-Compete Parties are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, any of the Non-Compete Parties shall use its, his or her best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

                  (b) The Non-Compete Parties agree that for a period of two years after the Closing Date, they will not, and they shall cause their respective Affiliates not to, either alone or in conjunction with any other Person, directly or indirectly:

                           (i) own, manage, operate, provide financing to, or join, control or participate in the ownership, management, operation or control of, or provision of financing to, any business located or doing business in North America, Japan or Europe (including England) (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the Company's Business as conducted on the Closing Date or as it has been conducted during the twelve
                                    (12) month period prior to the Closing Date.
                                    The "Company's Business" shall mean the
                                    development, distribution or sale of
                                    products or services related to (a) pavement temperature sensing or forecasting, and (b) weather forecast information;

                           (ii) for the direct or indirect benefit of any Person engaged in the Company's Business (a "COMPETITOR"), seek to procure orders from, or do business with, or procure directly or indirectly with any other Person, or procure orders from or do business with, any Person who or which has been a customer of the Company at any time during the period of twelve (12) months prior to the Closing Date; or

                           (iii) for the direct or indirect benefit of any Competitor, engage, employ, solicit or contact with a view to the engagement or employment by any Person, any Person who has been an employee, officer or manager of the Company in the twelve (12) months prior to the Closing Date, in any case if the employee, officer or manager either was, as a part of his or her duties, privy to Confidential Information or know-how or would be in a position to exploit the trade connections of the Company.

     Provided, however, that ownership or acquisition by Non-Compete Parties of an aggregate of (calculated for Sellers and Affiliates, collectively) less than five percent (5%) of the outstanding stock of any publicly traded company that is substantially similar to or which competes with the Company shall not constitute a violation of this Section 6.6.

                  (c) Non-Compete Parties acknowledge and agree that: (i) they regard the restrictions contained in Section 6.6 as reasonable and designed to provide Purchaser with limited, legitimate and reasonable protection against subsequent diminution of the value attributable to any actions of the Non-

Compete Parties or any of their Affiliates contrary to such covenants, and
(ii) because the legal remedies of Purchaser may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in Section 6.6, Purchaser may, in addition to obtaining any other remedy or relief available to it (including, without limitation, consequential and other damages at law), obtain specific enforcement of
Section 6.6 and other equitable remedies. The Non-Compete Parties also acknowledge and agree that no breach by Purchaser of, or other failure by Purchaser to perform, any of the covenants or obligations of Purchaser under this Agreement shall relieve any of the Non-Compete Parties of any of their obligations under Section 6.6.

                  (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the Non-Compete Parties and Purchaser agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 6.7 INTERCOMPANY ARRANGEMENTS. Except as otherwise expressly contemplated by this Agreement and as set forth in Section 6.7 of the Disclosure Schedule, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company, on the one hand, and Sellers, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action of or any liability to the parties thereto.

     Section 6.8 MAINTENANCE OF BOOKS AND RECORDS. Purchaser shall preserve, until at least the fifth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by the parties hereto relating to the Company. After the Closing Date and up until at least the fifth anniversary of the Closing Date, upon any reasonable request from Sellers or Sellers' Representatives, Purchaser shall:

                  (a) provide to Seller or Sellers' Representatives reasonable access to such records during normal business hours, and

                  (b) permit Seller or Sellers' Representatives to make copies of such records, in each case at no cost to them (other than for reasonable out-of-pocket expenses); provided that nothing herein shall require Purchaser to disclose any information to Seller or Sellers' Representatives if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of Seller. Notwithstanding the foregoing, any and all such records may be destroyed by Purchaser if Purchaser sends to the Sellers' Representatives written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless the Sellers' Representatives notify Purchaser that Sellers' Representatives desire to obtain possession of such records, in which event Purchaser shall transfer the records to Sellers' Representatives and Sellers' Representatives shall pay all reasonable expenses of Purchaser in connection therewith.

     Section 6.9 NO ADVERSE ACTION BY SELLERS OR PURCHASER.

                  (a) Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, or supplier of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

                  (b) Purchaser shall cause the Company, for a period of six
(6) years, to keep in effect in its Certificate of Incorporation or Bylaws, or other corresponding documents, and shall cause such Certificate of Incorporation or Bylaws to provide for indemnification of the officers and directors of Company as of August 22, 2001, to the extent required under Company's current Articles of Incorporation and Bylaws.

                  (c) In the event that the Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 6.9, Purchaser shall cause the Company to make proper provision so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 6.9 and none of the actions described in clauses (i) or
(ii) shall be taken until such provision is made.

                                   ARTICLE VII
                                   CONDITIONS

     Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) STATUTES; COURT ORDERS. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of the Transaction; and

                  (b) CONSENTS OBTAINED. The third-party consents identified in Section 4.5 of the Disclosure Schedule shall have been obtained.

     Section 7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Sellers set forth in this Agreement shall be true and complete as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date);

                  (b) SELLERS BREACH. Sellers shall not have failed to perform in any material respect any obligation or to comply in any material respect with any covenant of Sellers to be performed or complied with by it under this Agreement;

                  (c) PAYMENT OF LIABILITIES. The payment and satisfaction by the Sellers of the Company obligations set forth in Section 2.2 of the Disclosure Schedule and the release of all liens related to such encumbrances; and

                  (d) REDUCTION IN FORCE. The Company shall have had a reduction in work force satisfactory to Company and Purchaser in their reasonable discretion; provided, however, all Downsizing Costs incurred in connection with such reduction in work force shall not reduce the August 22, 2001 Net Asset Value.

     Section 7.3 CONDITIONS TO OBLIGATIONS OF SELLERS TO EFFECT THE CLOSING. The obligations of Sellers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Purchaser set forth in this Agreement shall be true and complete as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date);

                  (b) PURCHASER'S BREACH. Purchaser shall not have failed to perform in any material respect any obligation or to comply in any material respect with any covenant of Purchaser to be performed or complied with by it under this Agreement;

                  (c) EMPLOYMENT TERMS. Purchaser and Lester T. Yoshida and George L. Reed having reached an arrangement regarding their continued employment, and Lester T. Yoshida and George L. Reed having been paid by the Company on or before Closing retention bonuses in the aggregate amount of $150,000 as promised by the Company's Board of Directors to them nine months ago at the start of the sale process in order to insure they would remain with the Company through the completion of the sale process ("Retention Bonuses");

                  (d) DIRECTOR AND OFFICER COVERAGE. The Company shall have obtained or continued coverage for its Directors and Officers in a form and content, and for a price, satisfactory to Sellers' Representatives in their reasonable discretion; and

                  (e) OPTION HOLDER TERMINATION. The Company shall have entered into Option Termination Agreements with all of the individuals and entities holding stock options for 200 or fewer shares of the Company's common stock and who are not otherwise shareholders of the Company.

                                  ARTICLE VIII
                                   TERMINATION

     Section 8.1 TERMINATION. This Agreement may be terminated or the Transaction may be abandoned at any time prior to the Closing Date:

                  (a) By the mutual written consent of Purchaser and Sellers;

                  (b) By Purchaser or Sellers if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Shares and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) By either party if the Closing shall not have occurred on or prior to September 30, 2001, and such party is not in willful breach of this Agreement at the time such party terminates this Agreement;

                  (d) By Sellers if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Sellers Representative to Purchaser specifying such breach; or

                  (e) By Purchaser if Sellers shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
Article VII, which breach cannot be or has not been cured within thirty (30) days as to the giving of written notice by Purchaser to Sellers specifying such breach.

     Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement or abandonment of the Transaction by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement or abandonment of the Transaction is made, and there shall be no liability or obligation thereafter on the part of any party hereto except for fraud or for willful breach of this Agreement prior to such termination of this Agreement or abandonment of the Transaction.

                                   ARTICLE IX
                                   TAX MATTERS

     Section 9.1 COOPERATION. After the Closing Date, Purchaser and Sellers shall make available to the other, as reasonably requested, and to any taxing authority in the event requested by the other, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company for all periods ending prior to or including the Closing Date, and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof. Purchaser shall prepare and provide to Sellers any federal, state, local or foreign tax information package requested by Sellers for Sellers' use in preparing the returns required to be filed by Sellers. Such tax information packages shall be completed by Purchaser and provided to Sellers within sixty (60) days after the Closing Date. Each party will compensate the other for the reasonable costs and expenses of providing information, rendering assistance or preparing returns for taxable periods (or portions thereof) for which the other is responsible.

                                    ARTICLE X
                               SPECIAL AGREEMENTS

     Section 10.1 INSURANCE.

     Sellers and Purchaser agree that all claims with respect to insured events occurring prior to the Closing shall be administered in accordance with the terms of the policies applicable to such claims. Purchaser shall cooperate fully with Sellers to enable Sellers to comply with the requirements of the relevant insurance carrier and Purchaser shall provide (or cause the Company and its employees to provide) such information and assistance as Sellers may reasonably request in connection with any such claim. Any monies received by Sellers or any Affiliate of Sellers as a result of such a claim shall be promptly paid over to Purchaser or the Company.

                                   ARTICLE XI
                          SURVIVAL AND INDEMNIFICATION

     Section 11.1 SURVIVAL. Subject to Section 11.7 hereof, the parties hereto agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.

     Section 11.2 INDEMNIFICATION BY SELLERS. Subject to the other provisions of this Article XI, Sellers shall for a period of two (2) years from and after the Closing Date Severally indemnify and hold harmless and defend Purchaser and its stockholders, directors, officers, employees, representatives and agents (collectively, in this Article XI hereof referred to as the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses suffered or incurred by the Purchaser Indemnified Parties after the Closing as a result of or arising out of:

                  (a) The falsity or incorrectness of or breach of any representation or warranty of Sellers in this Agreement or in any schedule, certificate or agreement furnished to Purchaser by Sellers pursuant to this Agreement; or

                  (b) The failure by Sellers to perform any covenant or agreement of Sellers under this Agreement or under any schedule, certificate or agreement furnished to Purchaser by Sellers pursuant to this Agreement; provided, however, in addition to Section 11.5 hereof, the liability of each Seller under this Section 11.2 shall be limited to a percentage of each claim brought under this Article 11 determined by dividing (a) the amount of the Purchase Price received by each Seller, by (b) the Purchase Price less the liabilities satisfied pursuant to Section 7.2(c) hereof.

     Section 11.3 INDEMNIFICATION BY PURCHASER. Subject to the other provisions of this Article XI, Purchaser shall for a period of two (2) years from and after the Closing Date indemnify and hold harmless Sellers and their respective stockholders, directors, officers, employees, representatives, agents and heirs from and against any and all Losses suffered or incurred by such Indemnified Party after the Closing as a result of or arising out of:

                  (a) The falsity or incorrectness of or breach of any representation or warranty of Purchaser in this Agreement or under any schedule, certificate or agreement furnished to any of Sellers by Purchaser pursuant to this Agreement; or

                  (b) the failure by Purchaser to perform any covenant or agreement of Purchaser under this Agreement or under any schedule, certificate or agreement furnished to any of Sellers by Purchaser pursuant to this Agreement.

     Section 11.4 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under this Article XI shall be asserted and resolved as follows:

                  (a) THIRD PARTY CLAIMS. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article XI is asserted against such Indemnified Party by a Person (a "THIRD PARTY CLAIM"), the Indemnified Party shall give written notice (the "THIRD PARTY CLAIM NOTICE") and the details thereof including an estimate of the claimed Losses, copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the "THIRD PARTY CLAIM NOTICE PERIOD"). If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. Within twenty (20) days after its receipt of the Third Party Claim Notice by the Indemnified Party (the "THIRD PARTY CLAIM RESPONSE PERIOD"), the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article XI.

                  If the Indemnifying Party acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that does not fully and finally release the Indemnified Party from all claims, unless consented to by the Indemnified Party. The Indemnified Party will cooperate fully in such defense, including, without limitation, by making available to the Indemnifying Party all books, records and documents within the Indemnified Party's control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party's cost and expense, at any time to prevent default or protect its interests file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnified Party to diligently defend such action. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 11.4(a).

                  (b) OTHER CLAIMS. In the event any Indemnified Party should have a claim under this Article XI against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the "INDEMNITY NOTICE") and the details thereof, including an estimate of the claimed Losses, copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the "CLAIM NOTICE PERIOD"). The failure by any Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within a period of twenty (20) days after the receipt of the Indemnity Notice by the Indemnifying Party (the "INDEMNITY RESPONSE PERIOD") whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI with respect to such claim.

     Section 11.5 LIMITATIONS ON INDEMNIFICATION. Any claim for indemnification by Purchaser or Sellers under Section 11.2 or 11.3 hereof must be brought prior to the second anniversary of the Closing Date. No amount of indemnity shall be payable by Sellers in the case of a claim by any Purchaser Indemnified Party under Section 11.2(a) unless, until and only to the extent that such Purchaser Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of $100,000 (of claims $15,000 or more individually) (the "DEDUCTIBLE AMOUNT") whereupon such Purchaser Indemnified Party shall be entitled to claim indemnification for the amount in excess of the Deductible Amount; provided, however, that in no event shall the aggregate claims against Sellers under this Article XI be in excess of fifty percent (50%) of that amount ("INDEMNIFICATION CAP") determined by subtracting from the Purchase Price the liabilities satisfied pursuant to Section 7.2(c) hereof. Sellers agree to hold ten percent (10%) of the Purchase

Price in an interest bearing escrow account (interest payable to Sellers) for a period of two years from the Closing Date pursuant to an agreement with the Escrow Agent for the purpose of compensating Purchaser Indemnified Party in the event such party is entitled to an indemnity claim. Sellers may, together or separately, at any time and at their own discretion, substitute an irrevocable letter of credit equal to ten percent (10%) of the Purchase Price for the escrowed funds. In addition, Purchaser and Sellers agree that no funds shall be distributed by the Seller Representatives to the Sellers until the earlier of the settlement or dismissal of the Lawsuit or the second anniversary of the Closing Date.

     Section 11.6 EXCLUSIVE REMEDIES. Excepting claims based on fraud, the sole and exclusive remedies for any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto shall be governed by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, in the event of a breach of the Agreement that does not result in termination of the Agreement by the non-breaching party, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief, including specific performance.

     Section 11.7 TIME LIMITS ON CLAIMS. No claim or action shall be brought under this Article XI hereto for breach of a representation or warranty more than two years following the Closing Date.

     Section 11.8 TAX EFFECT AND INSURANCE. The liability of the Indemnifying Party with respect to any Loss shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnified Party as a result of any such Losses and shall include any tax detriment actually suffered by the Indemnified Party as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnifying Party, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnified Party as economically whole as is reasonably practical with respect to the Losses upon which the Indemnified Party's claim is based.

     Section 11.9 KANSAS LAWSUIT. Notwithstanding any of the other terms or provisions contained in this Article XI or this Agreement, Sellers agree they shall each Severally hold harmless and indemnify Purchaser for any and all liabilities, costs and expenses incurred by Purchaser or the Company after Closing pertaining to that certain litigation pending in the District Court of Neosho County, Kansas, Case No. 00C35E, which is styled COMMERCIAL BANK OF PARSONS AND KATHERINE CLARK AS CO-CONSERVATORS FOR JAYSE EDWARD WOLFE, A MINOR, VS. FORD MOTOR COMPANY, INC. ET AL. (the "Lawsuit") provided further, the aggregate indemnification provided for in this Section 11.9 shall be net of any insurance proceeds available to the Company from or through any insurance coverage held by the Company. Any claims for indemnification payable by the Sellers hereunder shall first be paid out of any available insurance proceeds, second from the escrowed funds provided for in Section
11.5 hereof, and, third, from the Sellers. Any claim for indemnification under this Section 11.9 shall not be subject to the Deductible Amount, but shall be subject to the Indemnification Cap provided for in Section 11.5 hereof.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction through August 22, 2001, shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement; provided that at the Closing the Company shall pay the reasonable costs and expenses (including, without limitation, attorney fees, accounting fees and investment banking fees) incurred by the Sellers in connection with the Transaction. Any expenses for fees incurred after August 22, 2001 shall be paid by Purchaser.

     Section 12.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     Section 12.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Purchaser, to:
                  Quixote Transportation Systems, Inc.
                  Suite 3000
                  One East Wacker Drive
                  Chicago, IL 60601
                  Attention:  Leslie J. Jezuit
                  Telephone: (312) 715-5903
                  Telecopy:  (312) 467-0562

     and a copy to:
                  McBride Baker & Coles
                  40th Floor
                  500 West Madison Street
                  Chicago, IL 60661-2511
                  Attention:  Anne Hamblin Schiave
                  Telephone:  (312) 715-5724
                  Telecopy:  (312) 993-9350

     If to Sellers, to:
                  Lester T. Yoshida
                  Surface Systems, Inc.
                  11612 Lilburn Park Road
                  St. Louis, MO 63146
                  Telephone:  (314) 872-0573
                  Telecopy:  (314) 872-0576

     and a copy to:
                  Horizon Capital Partners I, L.P.
                  225 East Mason Street
                  Milwaukee, WI  53202
                  Attn:  Robert M. Feerick
                  Telephone:  (414) 271-2200
                  Telecopy:  (414) 271-4016

                  Armstrong Teasdale LLP
                  One Metropolitan Square, Suite 2600
                  St. Louis, Missouri 63102
                  Attention:        John R. Barsanti, Esq.
                  Telephone:        (314) 621-5070
                  Telecopy:         (314) 621-5065


     Section 12.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

     Section 12.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement:

                  (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and

                  (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto, the Indemnified Parties, and the Retained Employees.

     Section 12.6 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the principles of conflicts of law thereof.

     Section 12.8 VENUE. Each of the parties hereto:

                  (a) consents to submit itself to the personal jurisdiction of the U.S. District Court in St. Louis, Missouri or the Circuit Court of St. Louis County, Missouri in the event any dispute that the parties fail to resolve arises out of this Agreement or the Transaction,

                  (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and

                  (c) agrees that it shall not bring any action relating to this Agreement and the Transaction in any court other than courts set forth above. In any such proceeding, the parties agree to accept service of process by mail at the addresses herein provided for notice.

     Section 12.9 TIME OF ESSENCE. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 12.10 EXTENSION; WAIVER. At any time prior to the Closing Date, either party hereto may:

                  (a) extend the time for the performance of any of the obligations or other acts of the other party,

                  (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or

                  (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 12.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser, provided that no such assignment shall release Purchaser from its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 12.12 SELLERS' REPRESENTATIVES POWER OF ATTORNEY.

                  (a) SELLERS' REPRESENTATIVES. The Sellers hereby appoint and constitute Lester T. Yoshida, Robert M. Feerick and George F. Haddix as Sellers' Representatives hereunder, to exercise the powers on behalf of Sellers set forth in this Agreement; and the Sellers' Representatives hereby accept such appointment. The Sellers' Representatives shall act by majority vote of the Sellers' Representatives, except as otherwise provided herein. In the event of the death, resignation or inability to act of Robert M. Feerick or George F. Haddix, or any successor to Robert M. Feerick or George F. Haddix, a successor Sellers' Representative, shall be designated by Horizon Capital Partners I Limited Partnership. In the event of the death, resignation or inability to act of Lester T. Yoshida, or any successor to Lester T. Yoshida, the successor Sellers' Representative shall be George L. Reed. In the event of the death, resignation or inability to act of George L. Reed, or any successor to George L. Reed, a successor Sellers' Representative shall be designated by the two remaining Sellers' Representatives. Sellers' Representatives shall promptly notify Purchaser of the appointment of any successor Sellers' Representative. In the event the Sellers' Representatives incur any costs or expenses on behalf of the Sellers in performing their duties in connection with the transactions contemplated herein, the Sellers agree the Sellers' Representatives shall be reimbursed all such amounts first from Sellers funds on deposit with them and second from the escrowed funds held by the Escrow Agent.

                  (b) POWER OF ATTORNEY. Each Seller, by his execution of this Agreement, hereby constitutes and appoints the Sellers' Representatives his true and lawful attorney in fact, with full power in his name and on his behalf:

                           (i) to receive on behalf of such Seller the proceeds of sale of such Seller's Shares and Warrants being sold hereunder, including the escrow fund, to pay expenses therefrom and to hold such proceeds subject to the terms hereof and the instructions of such Seller with respect to the ultimate disbursement thereof;

                           (ii) to act on such Seller's behalf according to the terms of this Agreement, including, without limitation, the power: to amend this Agreement in accordance with Section 12.2 (any such amendment to be made only with the unanimous consent of the Sellers' Representatives then currently designated) or terminate this Agreement in accordance with Article VIII; to waive compliance with conditions precedent to the Sellers' obligations set forth in Article VII; to consent to the assignment of rights under this Agreement in accordance with Section 12.11; to execute the Escrow Agreement and to give instructions to the Escrow Agent under the Escrow

                                    Agreement; to give and receive notices on behalf of all the Sellers; and to act on their behalf in connection with any matter as to which the Sellers are an "Indemnified Party" under Article VIII hereof; including the power and authority to compromise, settle or consent to the entry of judgment with respect to all Claims of Purchaser, Purchaser's Affiliates and Company and the power and authority to retain legal counsel and other professionals and experts (it being agreed that each Seller shall be responsible for and shall promptly reimburse the Sellers' Representatives for the percentage of the costs and expense paid or incurred by the Sellers' Representatives in connection with claims equal to each Seller's pro rata liability for such claims).

                           (iii) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

                           (iv) each Seller hereby gives and grants unto each Sellers' Representative full authority and power to do and perform any and all acts necessary or incident to the performance and execution of the powers granted pursuant to this Section 12.12(b), and the power to do and perform all acts authorized in this section as fully to all intents and purposes as such Seller might or could do if personally present; and each Seller hereby ratifies and confirms all that such Sellers' Representatives shall lawfully do or cause to be done by virtue of this Section 12.12(b).


     Section 12.13 RESOLUTION OF DISPUTES.

                  (a) ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by arbitration (irrespective of the amount in controversy) held in St. Louis, Missouri in accordance with the American Arbitration Association Commercial Rules then in effect, except as specifically otherwise provided in this Article 12.13. Except as modified herein the Federal Arbitration Act, 9 USC ss. 1 et. seq. shall apply to any arbitration hereunder.

                  (b) ARBITRATORS. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed Two Million Dollars ($2,000,000), then the panel to be appointed shall consist of three (3) independent and impartial arbitrators, none of whom shall be appointed by either party; otherwise, one independent and impartial arbitrator. All arbitrators shall be drawn in accordance with the American Arbitration Commercial Rules.

                  (c) PROCEDURES, NO APPEAL. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

                  (d) AUTHORITY. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

                  (e) ENTRY OF JUDGMENT. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having personam and subject matter jurisdiction. Buyer and each Seller hereby submit to the in personam jurisdiction of the Federal and District courts in St. Louis, Missouri, for the purpose of confirming any such award and entering judgment thereon.

                  (f) CONFIDENTIALITY. All proceedings under this Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

                  (g) CONTINUED PERFORMANCE. The fact that the dispute resolution procedures specified in this Article 12.13 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

                  (h) TOLLING. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 12.3 are pending. The parties will take such action, if any, required to effectuate such tolling.

                  (i) ESCROW AGENT UNNECESSARY. The parties agree that the Escrow Agent is not a necessary party to and shall not be jointed in or made party to any arbitration proceeding commenced under this Article 12.13.

     IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement or caused this Agreement to be executed by either its authorized officer thereunto duly authorized or himself, as the case may be, as of the date first written above.

                                QUIXOTE TRANSPORTATION SAFETY, INC.



                                By: /s/ Leslie J. Jezuit
                                    ---------------------------------------

                                Name: Leslie J. Jezuit
                                     --------------------------------------

                                Title: Chairman
                                      -------------------------------------

                                SIGNATURE PAGE FOR
                             STOCK PURCHASE AGREEMENT
                        BY AND AMONG SURFACE SYSTEMS, INC.,
                        QUIXOTE TRANSPORTATION SAFETY, INC.
       AND THE SHAREHOLDERS OF SURFACE SYSTEMS, INC. LISTED ON EXHIBIT A
                              DATED AUGUST 30, 2001



Horizon Partners, Ltd.

By:    /s/ Robert M. Feerick
       -------------------------------

Name:  Robert M. Feerick
       -------------------------------

Its:   Chairman
       -------------------------------




/s/ M.E. Bob Nevins
-------------------------------
M.E. Bob Nevins

/s/ Arthur Gephardt
-------------------------------
Arthur Gephardt

/s/ George Haddix
-------------------------------
George Haddix

/s/ Paul Stewart
-------------------------------
Paul Stewart

/s/ Bob Feerick
-------------------------------
Bob Feerick

/s/ Paul Sweeney
-------------------------------
Paul Sweeney

/s/ John Raw
-------------------------------
John Raw

/s/ John Marlow
-------------------------------
John Marlow

/s/ Bob James
-------------------------------
Bob James


/s/ Lester T. Yoshida
-------------------------------
Lester T. Yoshida


/s/ Dwayne M. Collett
-------------------------------
Dwayne M. Collett


/s/ George L. Reed
-------------------------------
George L. Reed


/s/ Fred J. Moroni
-------------------------------
Fred J. Moroni


/s/ Steven Welton
-------------------------------
Steven Welton


/s/ Gary Fuller
-------------------------------
Gary Fuller


/s/ Ray Cathcart
-------------------------------
Ray Cathcart


/s/ Cliff Jones
-------------------------------
Cliff Jones


/s/ Karen Tracy
-------------------------------
Karen Tracy

/s/ John Spence
-------------------------------
John Spence


/s/ Janet E. Weghorst
-------------------------------
Janet E. Weghorst


/s/ David Trask
-------------------------------
David Trask


/s/ John J. Hansen
-------------------------------
John J. Hansen


/s/ Thomas Webb
-------------------------------
Thomas Webb


/s/ Robert J. Dreisewerd, Jr.
-------------------------------
Robert J. Dreisewerd, Jr.


/s/ Charles A. Ginocchio
-------------------------------
Charles A. Ginocchio


/s/ Michael E. Matsko
-------------------------------
Michael E. Matsko


/s/ Timothy L. Pregon
-------------------------------
Timothy L. Pregon


/s/ John H. Remelius
-------------------------------
John H. Remelius


/s/ Philip R. LaBanca
-------------------------------
Philip R. LaBanca

/s/ Jonathon D. Tarleton
-------------------------------
Jonathon D. Tarleton


/s/ Scott Cammarata
-------------------------------
Scott Cammarata


/s/ Jon T. Chrzanowski
-------------------------------
Jon T. Chrzanowski


/s/ Paul Munie
-------------------------------
Paul Munie

                                    EXHIBIT A

                              LIST OF SELLERS (36)

Horizon Capital Partners I Limited Partnership

Ann C. Buchmann

Arthur A. Gebhardt

Charles A. Ginocchio

Clifford R. Jones

David C. Trask

Dwayne M. Collett

Fred J. Moroni

Gary Fuller

George F. Haddix

George L. Reed

Janet E. Weghorst

John Rau

John G. Robinson

John H. Remelius

John J. Hansen

John L. Marlow

John R. Spence

Jon T. Chrzanowski

Jonathan D. Tarleton

Karen S. Tracy

Lester T. Yoshida

M. E. Bob Nevins

Michael E. Matsko

Paul Munie

Paul A. Stewart

Paul W. Sweeney

Phillip R. LaBanca

Ray A. Cathcart

Robert James

Robert J. Dreisewerd, Jr.

Robert M. Feerick

Scott Cammarata

Steven Welton

Thomas Webb

Timothy L. Pregon